Exhibit 10.8

July 30, 2015

Dr. Bjorn Hanson

Lead Director of the Board

Summit Hotel Properties, Inc.

12600 Hill Country Boulevard

Suite R-100

Austin, Texas 78738

Dear Bjorn,

I have greatly enjoyed working with the management team since founding the company 24 years ago, and watching it grow since our initial public offering in February of 2011.  The company is in great hands with a bright future and I think the timing is right for me to commit full time to my private business interests.  Therefore, I am resigning as Executive Chairman of the Board of Summit Hotel Properties, Inc. effective as of July 30, 2015.  I wish Summit, its management team and my former colleagues on the Board of Directors continued success in the future.

Sincerely,

/s/ Kerry W. Boekelheide

Kerry W. Boekelheide